Exhibit 99.1

ZAYO GROUP ANNOUNCES AMENDMENT AND RE-PRICING OF CREDIT AGREEMENT

Company Expects to Save Approximately $12 Million of Annual Cash Interest Payments

LOUISVILLE, CO– February 28, 2013 – Zayo Group announces it has successfully completed the amendment of its credit agreement, including the re-pricing of both its term loan and revolving credit facility.

The $1.6 billion term loan facility will bear interest at LIBOR plus 3.50 percent, with a minimum LIBOR rate of 1.00 percent, and was priced at par. Its revolving credit facility remains undrawn and will bear interest at LIBOR plus 3.00 percent based on the current leverage level. As a result of the re-pricing, Zayo expects to save approximately $12 million of annual cash interest payments.

In addition, the company amended certain terms and provisions of its credit agreement, including removing the senior secured and total leverage maintenance covenants, increasing the total leverage incurrence test from 5 to 5.25x as a multiple of EBITDA (as defined in the Credit Agreement), and increasing its revolving credit facility by $25 million to $250 million through the addition of Citibank, N.A. to the lender group.

Morgan Stanley, Barclays Capital and RBC Capital Markets served as joint bookrunners and SunTrust, UBS and Goldman Sachs served as co-managers on the term loan re-pricing, and SunTrust acted as the agent on the revolving credit facility.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, metro, national, international and fiber-to-the-tower networks. With its acquisitions of AboveNet, FiberGate, USCarrier, First Telecom Services and Litecast, Zayo’s network includes 72,800 route miles, serving 45 states and Washington, D.C. Its network serves approximately 11,104 on-net buildings, including 546 data centers, 553 carrier PoPs, and 2,845 cell towers. Zayo’s colocation assets include 141,000 billable square feet of interconnect-focused colocation space.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

+1.866.695.3629

pr@jaymiescotto.com